EXHIBIT 10.30

AGREEMENT
This Agreement, dated as of December 4, 2013 (this “Agreement”), is by and among EMCORE Corporation, a New Jersey corporation (the “Company”), Steven R. Becker, an individual resident of Texas (“Becker”), Matthew A. Drapkin, an individual resident of New York (“Drapkin”), BC Advisors, LLC, a Texas limited liability company, Becker Drapkin Management, L.P., a Texas limited partnership, Becker Drapkin Partners (QP), L.P., a Texas limited partnership, and Becker Drapkin Partners, L.P., a Texas limited partnership (collectively with Becker and Drapkin, the “Shareholder Group”).
WHEREAS, the Shareholder Group has filed a Schedule 13D with SEC (as defined below) indicating that the Shareholder Group intends to nominate directors at the Company’s 2014 Annual Meeting of Shareholders, and the Company and the Shareholder Group have agreed to each take and refrain from taking certain actions on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
1.    Definitions. For purposes of this Agreement:
(a)    The terms “Affiliate” and “Associate” have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and shall include persons who become affiliates or associates of any person subsequent to the date of this Agreement, provided that neither “Affiliate” nor “Associate” shall include (i) any person that is a publicly held concern and is otherwise an Affiliate or Associate solely by reason of the fact that a principal of any member of the Shareholder Group serves as a member of the board of directors or similar governing body of such concern provided that the Shareholder Group does not control such concern, (ii) such principal in its capacity as a member of the board of directors or other similar governing body of such concern or (iii) any entity which is an Associate solely by reason of clause (a) of the definition of Associate in Rule 12b-2 and is not an Affiliate.
(b)    “Annual Meeting” means any annual meeting of shareholders of the Company.
(c)    The terms “beneficial owner” and “beneficial ownership” shall have the respective meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act.
(d)    “Board” means the Board of Directors of the Company.
(e)    “Common Stock” means the common stock of the Company, par value $0.01 per share.
(f)    “Existing Chairman” means Reuben Richards.
(g)     “New Director(s)” shall mean Becker, Gerald Fine (“Fine”), and Stephen Domenik (“Domenik”) and any successors to such persons appointed to the Board pursuant to Section 5 of this Agreement.
(h)    The terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature, including any governmental authority.

(i)    “Standstill Period” means the period from the date hereof until the earlier of:
(i)    the time immediately following the conclusion of the Annual Meeting to be held in 2015 (the “2015 Annual Meeting”), and
(ii)    such date, if any, of a breach by the Company in any material respect of any of its representations, warranties, commitments or obligations set forth in Section 2A, 2B, 4, 5, 9, 10, 11, or 15 of this Agreement if such breach has not been cured within thirty (30) days following written notice of such breach (provided that (i) a breach of the representations and warranties in Section 2A, (ii) a failure to make the appointments and designations in Section 4(a) and (iii) a failure to make the nominations required under Section 4(c)(i) and Section 4(e)(i) cannot be cured).
2A.    Representations and Warranties of the Company. The Company represents and warrants that (i) Thomas Russell has irrevocably tendered to the Board notice that he will not stand for re-election to the Board at the Annual Meeting to be held in 2014 (the “2014 Annual Meeting”); (ii) John Gillen has irrevocably tendered to the Board notice that he will retire from the Board at the 2014 Annual Meeting; and (iii) Reuben Richards has irrevocably tendered to the Board (A) notice that he will step down as Chairman of the Board at the 2014 Annual Meeting and not stand for re-election to the Board at the 2015 Annual Meeting and (B) his agreement to become a Class C director of the Company, effective as of the Effective Time (as defined below), and in each case of the foregoing, the Board has accepted such notice or agreement.
2B.    Additional Representations and Warranties of the Company. In addition, the Company represents and warrants as follows as of the date hereof:
(a)    The Company has the corporate power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.
(b)    This Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the rights of creditors and subject to general equity principles.
(c)    The execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree, in each case that is applicable to the Company, or (ii) result in any material breach or material violation of, or constitute a material default (or an event which with notice or lapse of time or both could become a material default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of (A) any organizational document of the Company or (B) any agreement, contract, commitment, understanding or arrangement, in each case to which the Company is a party or by which it is bound and which is material to the Company’s business or operations.
3.    Representations and Warranties of the Shareholder Group, Etc. Each member of the Shareholder Group severally, and not jointly, represents and warrants with respect to himself or itself as follows as of the date hereof:
(a)    Such member has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby. Such member, if an entity, has the corporate, limited partnership or limited liability company power and authority, as applicable, to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.
(b)    This Agreement has been duly and validly authorized, executed, and delivered by such member, constitutes a valid and binding obligation and agreement of such member, and is enforceable against such member in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the rights of creditors and subject to general equity principles.
(c)    The execution, delivery and performance of this Agreement by such member does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to such member, or (ii) result in any material breach or material violation of, or constitute a material default (or an event which with notice or lapse of time or both could become a material default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, (A) any organizational document, if an entity, or (B) any agreement, contract, commitment, understanding or arrangement, in each case to which such member is a party or by which such member is bound.
(d)    As of October 29, 2013, such member was the beneficial owner of the number of shares of Common Stock as set forth on the applicable cover page (including any cross-referenced information) relating to such member in the report of beneficial ownership of Common Stock on the Schedule 13D filed by members of the Shareholder Group with the SEC on October 29, 2013 (the “Schedule 13D”). As of the date hereof, the members of the Shareholder Group and their Affiliates and Associates beneficially own in the aggregate 2,345,092 shares of Common Stock. Except for those Affiliates and Associates of such member with respect to whom a cover page is included in the Schedule 13D, no other Affiliate or Associate of such member beneficially owns any shares of Common Stock.
(e)    Becker consents and agrees to serve as a director of the Company as of 9:00 a.m. on December 9, 2013 (the “Effective Time”) in accordance with the terms of this Agreement.
4.    Directors; Related Matters.
(a)     On the date hereof, the Board shall, in accordance with the Company’s governance documents, adopt a resolution to:
(i)    appoint Becker to the Board, as a Class A director, effective as of the Effective Time;
(ii)    appoint Domenik to the Board, as a Class C director, effective as of the Effective Time;
(iii)    appoint Fine to the Board, as a Class A director, effective as of the Effective Time; and
(iv)     designate a committee of the Board called the Strategy Committee which shall evaluate strategic opportunities for the Company in order to create shareholder value (the “Strategy Committee”), effective as of the Effective Time.
(b)    Prior to the Effective Time, the Company will take all corporate action necessary to make Reuben Richards a Class C director of the Company with a term expiring at the 2015 Annual Meeting of Shareholders.
(c)    In connection with 2014 Annual Meeting, the Company will take all action necessary to effect the following:
(i)     the Board and the Nominating Committee shall nominate Becker and Fine for election to the Board as Class A directors at the 2014 Annual Meeting and, if required by applicable law, Domenik and Reuben Richards for election to the Board as Class C directors with a one-year term at the 2014 Annual Meeting; and
(ii)    the Company shall recommend that the Company’s shareholders vote, and shall solicit proxies, in favor of the election of Becker and Fine and, if applicable, Domenik and Reuben Richards at the 2014 Annual Meeting and otherwise support Becker and Fine and, if applicable, Domenik and Reuben Richards for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees.

(d)     Immediately following the 2014 Annual Meeting, the Company will take all corporate action necessary to elect a new Chairman of the Board, other than the Existing Chairman, that is mutually agreed upon by the Company and the Shareholder Group.
(e)    In connection with the 2015 Annual Meeting, the Company will take all action necessary to effect the following:
(i)    the Board and the Nominating Committee shall nominate Domenik for election to the Board as a Class C director at the 2015 Annual Meeting; and
(ii)     the Company shall recommend that the Company’s shareholders vote, and shall solicit proxies, in favor of the election of Domenik at the 2015 Annual Meeting and otherwise support Domenik for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees.
(f)    The Company agrees that, from and after the 2014 Annual Meeting until the 2015 Annual Meeting (i) the Strategy Committee shall be comprised of no more than four members, at least three of whom shall be independent directors within the meaning of the Nasdasq listing standards, (ii) with respect to the Strategy Committee, Becker shall be a member and the Chairman of such Committee, and Reuben Richards (for so long as he serves as a member of the Board, unless otherwise determined by the Board) and one of the other New Directors shall also be members of such Committee, (iii) each of the Audit Committee, Compensation Committee and Technology and Strategy Committee of the Board shall have no more than four members each and at least one of the New Directors shall be a member, and (iv) the Nominating Committee of the Board shall have no more than four members, one of whom shall be Becker and another of whom shall be another New Director.
(g)    As soon as reasonably practicable, but in no event later than 30 days after the date hereof, the Company will retain an operational consultant mutually agreeable to the Shareholder Group and the Company for purposes of identifying areas of increased operational efficiency and potential cost-cutting measures consistent with the Company’s model for growth.
(h)     The Company agrees, until the conclusion of the 2015 Annual Meeting: (i) not to increase the size of the Board except (x) as necessary to comply with the terms of this Agreement and (y) following the 2014 Annual Meeting, for an increase to ten directors provided that any vacancy created by such increase is filled with a person mutually agreeable to the Company and the Shareholder Group, and (ii) not to fill the vacancies created by Thomas Russell or John Gillen retiring, resigning or not standing for re-election.
5.    Replacement Directors. If, at any time prior to the conclusion of the 2015 Annual Meeting, any of the New Directors is unable or unwilling to serve as a director of the Company, then the Shareholder Group and the Board (excluding the New Director who is resigning) shall appoint a mutually agreeable replacement for such New Director within ninety (90) days of such New Director validly tendering his resignation from the Board (in which case all references in this Agreement to “Becker,” “Domenik,” “Fine” or “New Director” with respect to such New Director’s rights and obligations as a director shall refer to such replacement, as applicable, provided that references in this Agreement to “Shareholder Group” will not include such person unless such person is otherwise already a member.
6.    Voting. During the Standstill Period, each member of the Shareholder Group shall cause all shares of Common Stock owned of record or beneficially owned by it or its respective Affiliates or Associates to be present for quorum purposes and to be voted in favor of all directors nominated by the Board for election at any shareholder meeting where such matters will be voted on; provided, that such nominees were not nominated in contravention of this Agreement.
7.    Standstill. Each member of the Shareholder Group agrees that, during the Standstill Period, he or it will not, and he or it will cause each of such person’s respective Affiliates, Associates and agents and any other persons acting on his or its behalf not to, directly or indirectly:

(a)    acquire beneficial ownership in excess of 15% of the outstanding shares of Common Stock (based on the latest annual or quarterly report of the Company filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act), other than the acquisition of equity-based compensation pursuant to Section 9 hereof and the exercise of any options or conversion of any convertible securities comprising such equity-based compensation;
(b)    submit any shareholder proposal (pursuant to Rule 14a-8 promulgated by the SEC under the Exchange Act or otherwise) or any notice of nomination or other business for consideration, or nominate any candidate for election to the Board or oppose the directors nominated by the Board, other than as expressly permitted by this Agreement;
(c)    form, join in or in any other way participate in a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to the Common Stock or deposit any shares of Common Stock in a voting trust or similar arrangement or subject any shares of Common Stock to any voting agreement or pooling arrangement, other than with other members of the Shareholder Group or one or more of their Affiliates (provided that any such Affiliate signs a joinder to this Agreement) or to the extent such a group may be deemed to result with the Company or any New Director or any of their respective Affiliates as a result of this Agreement;
(d)    engage in discussions with other shareholders of the Company, solicit proxies or written consents of shareholders, or otherwise conduct any nonbinding referendum with respect to the Common Stock, or make, or in any way encourage, influence or participate in, any “solicitation” of any “proxy” within the meaning of Rule 14a-1 promulgated by the SEC under the Exchange Act to vote, or advise, encourage or influence any person with respect to voting or tendering, any shares of Common Stock with respect to any matter, including without limitation, any Sale Transaction that is not approved by a majority of the Board, or become a “participant” in any contested “solicitation” for the election of directors with respect to the Company (as such terms are defined or used under the Exchange Act and the rules promulgated by the SEC thereunder), other than a “solicitation” or acting as a “participant” in support of all of the nominees of the Board at any shareholder meeting;
(e)    call, seek to call, or to request the calling of, a special meeting of the shareholders of the Company, or seek to make, or make, a shareholder proposal at any meeting of the shareholders of the Company or make a request for a list of the Company’s shareholders (or otherwise induce, encourage or assist any other person to initiate or pursue such a proposal or request) or otherwise acting alone, or in concert with others, seek to control or influence the governance or policies of the Company;
(f)    effect or seek to effect (including, without limitation, by entering into any discussions, negotiations, agreements or understandings with any third person), offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way assist, solicit, encourage or facilitate any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or cause or participate in (including by tendering or selling into) (i) any acquisition of any material assets or businesses of the Company or any of its subsidiaries, (ii) any transfer or acquisition of shares of Common Stock or other securities of the Company or any securities of any Affiliate of the Company if, after completion of such transfer or acquisition or proposed transfer or acquisition, a person or group (other than the Shareholder Group and their Affiliates) would beneficially own, or have the right to acquire beneficial ownership of, more than 5% of the outstanding shares of Common Stock (based on the latest annual or quarterly report of the Company filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act), provided that open market sales of securities through a broker by the Shareholder Group which are not actually known by the Shareholder Group, to result in any transferee acquiring beneficial ownership of more than 5% of the outstanding shares of Common Stock shall not be included in this clause (ii) or constitute a breach of this Section 7, (iii) any tender offer or exchange offer, merger, change of control, acquisition or other business combination involving the Company or any of its subsidiaries, or (iv) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries (any of the transactions or events described in (i) through (iv) above are referred to as a “Sale Transaction”), unless such Sale Transaction has been approved by a majority of the Board and has been announced by the Company; provided, that this paragraph shall not require members of the Shareholder Group or any New Director to vote in favor of a Sale Transaction that was approved by the Board;

(g)    publicly disclose, or cause or facilitate the public disclosure (including without limitation the filing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) of any intent, purpose, plan or proposal to obtain any waiver, or consent under, or any amendment of, any of the provisions of Section 6 hereof or this Section 7, or otherwise seek (in any manner that would require public disclosure by any of the members of the Shareholder Group or their Affiliates or Associates) to obtain any waiver, consent under, or amendment of, any provision of this Agreement;
(h)    publicly disparage the Company or any member of the Board or management of the Company, provided that this provision shall not apply to compelled testimony, either by legal process, subpoena or otherwise, or to communications that are required by an applicable legal obligation and are subject to contractual provisions providing for confidential disclosure;
(i)    engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right, or other similar right (including, without limitation, any put or call option or “swap” transaction) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from a decline in the market price or value of the Company’s securities;
(j)    enter into any arrangements, understandings or agreements (whether written or oral) with, or advise, finance, assist or encourage any other person that engages, or offers or proposes to engage, in any of the foregoing; or
(k)    take or cause or induce or assist others to take any action inconsistent with any of the foregoing;
provided, that, notwithstanding the foregoing, it is understood and agreed that this Agreement shall not be deemed to prohibit (x) any of the New Directors from engaging in any lawful act in his capacity as a director of the Company that is either expressly approved by the Board or required in order to comply with his fiduciary duties as a director of the Company or (y) the Shareholder Group from making public statements, engaging in discussions with other shareholders, soliciting proxies or voting any shares or proxies with respect to any Sale Transaction that has been approved by a majority of the Board and has been announced by the Company.
8.    Company Policies. By the Effective Time, each of the New Directors will have reviewed the Company’s policies, procedures, and guidelines applicable to members of the Board and agrees to abide by the provisions thereof during his or her service as a director of the Company, including, without limitation, the Code of Conduct, Insider Trading Policy, and Regulation FD Policy. The members of the Shareholder Group acknowledge that they are aware that United States securities law prohibits any person who has material non-public information about a company from purchasing or selling any securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.
9.    Compensation. Each of the New Directors shall be compensated for his service as a director and shall be reimbursed for his expenses on the same basis as all other non-employee directors of the Company and shall be eligible to be granted equity-based compensation on the same basis as all other non-employee directors of the Company.
10.    Indemnification and Insurance. Each of the New Directors shall be entitled to the same rights of indemnification and directors and officers’ liability insurance coverage as the other non‑employee directors of the Company as such rights may exist from time to time.
11.    Non-Disparagement. The Company agrees, prior to the conclusion of the 2015 Annual Meeting, that it shall not publicly disparage any member of the Shareholder Group, any member of the management of the Shareholder Group, or any New Director, provided that this provision shall not apply to compelled testimony, either by legal process, subpoena or otherwise, or to communications that are required by an applicable legal obligation or are subject to contractual provisions providing for confidential disclosure.

12.    Demand Letter. BD Management, L.P. withdraws its demand letter related to the Company’s shareholder list sent to the Company on October 15, 2013 (the “Demand Letter”).
13.    Schedule 13D. The members of the Shareholder Group shall promptly file an amendment to the Schedule 13D reporting the entry into this agreement, amending applicable items to conform to their obligations hereunder and appending or incorporating by reference this Agreement as an exhibit thereto. Such members of the Shareholder Group shall provide the Company with a reasonable opportunity to review and comment on such amendment in advance of filing, and shall accept any such reasonable and timely comments of the Company.
14.    Press Release / Form 8-K. On or promptly after the date hereof, the Company shall issue a press release reasonably satisfactory to the Company and the Shareholder Group, which press release shall announce the appointment of the New Directors. The Company shall also provide to the Shareholder Group a reasonable opportunity to review and comment on any Form 8-K with respect to the execution and delivery of this Agreement by the parties hereto in advance of its filing, and shall consider in good faith the reasonable and timely comments of the Shareholder Group. No member of the Shareholder Group shall make (and they will cause their Affiliates and Associates not to make) any public statements with respect to the matters covered by this Agreement (including in any filing with the SEC, any other regulatory or governmental agency, or any stock exchange, or in any materials that would reasonably be expected to be filed with the SEC, including pursuant to Exchange Act Rules 14a-6 or 14a-12) that are inconsistent with, or otherwise contrary to, this Agreement or the statements in any above described press release or Form 8-K filing.
15.    Expenses. Within two business days of the date hereof, the Company shall reimburse the Shareholder Group for the documented out-of-pocket expenses (up to a maximum of $75,000) incurred by the Shareholder Group in connection with their statements on Schedule 13D, the Demand Letter and related anticipated proxy solicitation, the negotiation and execution of this Agreement and all related activities and matters. Except as provided in the preceding sentence, each cost or expense incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.
16.    Specific Performance. Each party hereto acknowledges and agrees, on behalf of itself and its Affiliates, that irreparable harm would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any state or federal court located in the State of New Jersey, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived.
17.    Jurisdiction. Each party hereto agrees, on behalf of itself and its Affiliates, that any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby will be brought solely and exclusively in any state or federal court located in the State of New Jersey (and the parties agree on behalf of themselves and their respective Affiliates not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 21 hereof will be effective service of process for any such action, suit or proceeding brought against any party in any such court. Each party, on behalf of itself and its Affiliates, agrees and consents to the personal jurisdiction of the state and federal courts located in the State of New Jersey, and irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the state or federal courts located in the State of New Jersey, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an improper or inconvenient forum.
18.    Applicable Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of New Jersey applicable to contracts executed and to be performed wholly within such state, without giving effect to the choice of law principles of such state. Each party hereto agrees to irrevocably waive any right to trial by jury.
19.    Counterparts; Facsimile or Electronic Signatures. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement. Facsimile or electronic (i.e., PDF) signatures shall be as effective as original signatures.
20.    Entire Agreement; Amendment and Waiver; Successors and Assigns. This Agreement contains the entire understanding of the parties hereto with respect to, and supersedes all prior agreements relating to, its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the parties other than those expressly set forth herein. This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective successors or assigns. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors, heirs, executors, legal representatives, and assigns. No party hereto may assign or otherwise transfer either this agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other parties hereto. Any purported transfer without such consent shall be void.
21.    Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, (a) if given by telecopy, when such telecopy is transmitted to the telecopy number set forth below, or to such other telecopy number as is provided by a party to this Agreement to the other parties pursuant to notice given in accordance with the provisions of this Section 21, and the appropriate confirmation is received, or (b) if given by any other means, when actually received during normal business hours at the address specified in this Section 21, or at such other address as is provided by a party to this Agreement to the other parties pursuant to notice given in accordance with the provisions of this Section 21:
if to the Company:
Emcore Corporation
10420 Research Road, S.E.
Albuquerque, New Mexico 87123
Facsimile: (626) 293-3420
Attention: General Counsel
with a copy to:
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
Facsimile: (650) 493-6811
Attention: Bradley L. Finkelstein, Esq.
if to the Shareholder Group or any member thereof:
Becker Drapkin Management, L.P.

500 Crescent Court
Suite 230
Dallas, Texas 75201
Facsimile: (214) 756-6019
Attention: Steven R. Becker
Attention: Matthew A. Drapkin
with a copy to:
Boies, Schiller & Flexner LLP
575 Lexington Avenue, 7th Floor
New York, New York 10022
Facsimile: (212) 446-2350
Attention: Richard J. Birns, Esq.
22.    No Third-Party Beneficiaries. Nothing in this Agreement is intended to confer on any person other than the parties hereto or their respective successors and assigns, and their respective Affiliates to the extent provided herein, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
23.     Unenforceability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, then the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties hereto further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.
24.    Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each party hereto and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party hereto that drafted or prepared it is of no application and is hereby expressly waived by each of the parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.
[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date first written above.
COMPANY:
EMCORE Corporation
By:
Name:
Title:

STEVEN R. BECKER	MATTHEW A. DRAPKIN
BC ADVISORS, LLC By: Name: Title:	BECKER DRAPKIN MANAGEMENT, L.P. By:BC Advisors, LLC, its general partner By: Name: Title:
BECKER DRAPKIN PARTNERS (QP), L.P. By:Becker Drapkin Management, L.P., its general partner By:BC Advisors, LLC, its general partner By: Name: Title:	BECKER DRAPKIN PARTNERS, L.P. By:Becker Drapkin Management, L.P., its general partner By:BC Advisors, LLC, its general partner By: Name: Title: